Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of April 18, 2016, is between Nivalis Therapeutics, Inc., a Delaware corporation (the “Company”), and David M. Rodman, M.D. (“Employee”).

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.Employment.  The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

2.Capacity and Duties.  Employee shall be employed by the Company as the Company’s Chief Medical Officer and Executive Vice President of Discovery. During his employment, Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Board of Directors.  Employee shall devote his entire working time, attention and energies to the business of the Company.  His actions shall at all times be such that they do not discredit the Company or its products and services.  Employee shall not engage in any other business activity or activities that, in the judgment of the Board of Directors, may conflict with the proper performance of Employee’s duties hereunder, including constituting a conflict of interest between such activity and Company’s business.

3.Compensation and Benefits.

(a)For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary (“Base Salary”) as set forth herein, payable semi-monthly in arrears.  Employee’s initial Base Salary shall be $450,000.00.  During the term of this Agreement, the amount of Employee’s Base Salary shall be subject to periodic reviews and adjustments as determined by the Board of Directors in its sole discretion.

(b)The Employee shall be eligible to receive an annual performance-based cash bonus in respect of each calendar year, beginning with the 2016 calendar year, to the extent earned based on the achievement of personal and financial performance objectives approved by the Company’s Board of Directors no later than 45 days after the commencement of the relevant bonus period. The target annual bonus that the Employee may earn is equal to 40% of the Employee’s Base Salary at the rate in effect at the end of the relevant calendar year; the bonus will not be pro-rated to reflect any partial year of employment.  The Board of Directors, or a committee thereof, may not approve the payment of an annual performance bonus if applicable performance goals are not attained.  The amount of any such annual bonus awarded for a calendar year shall be determined by the Board or a committee thereof after the end of the calendar year to which such bonus relates, and shall be paid to the Employee when annual bonuses are paid to other senior executives of the Company generally, but in no event later than April 30 of the calendar year following the year for which the bonus is earned.  To be eligible for any such annual bonus under this Section 3(b), the Employee must be actively employed by the Company at the time the Company pays bonuses for the relevant year.

(c)The Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof.  Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

(c)During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company’s customary paid time off policies.

(d)During the term of this Agreement, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in the performance of his duties under this Agreement to the extent consistent with applicable Company policy in effect from time to time and upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

(e)In consideration of the Employee entering into this Agreement and as an inducement to join the Company, the Employee shall be granted a non-qualified stock option to purchase 108,333 shares of the Company’s common stock (the “Option”) and a restricted stock unit representing 216,667 shares of the Company’s common stock (the “RSU”), subject to approval of the Board of Directors or a committee thereof. The exercise price per share of the Option shall be the fair market value of the Company’s common stock (equal to the closing price of the Company’s common stock as reported by the Nasdaq Stock Market) on the Option grant date.  Subject to terms of an Option award agreement, twenty-five percent (25%) of the shares subject to the Option shall vest on the first anniversary of Employee’s employment start date (anticipated to be April 18, 2016), and 1/48th of the shares subject to the Option shall vest monthly thereafter so that one hundred percent (100%) of the shares subject to the Option are vested on the fourth anniversary of the employment start date, so long as the Employee remains employed at each such vesting date. Subject to the terms of an RSU award agreement, 1/12th of the RSU’s shall vest on the first day of each calendar quarter commencing with the calendar quarter immediately following the Employee’s start date. In the event of any conflict or ambiguity between this Agreement and the Option award agreement or the RSU award agreement, the Option award agreement and the RSU award agreement, as applicable, shall govern.

(f)In further consideration of the Employee entering into this Agreement and as an inducement to join the Company, the Company shall pay the Employee a one-time signing bonus equal to $200,000, less any applicable taxes and withholdings. If prior to the three-year anniversary of the Employee’s start date Employee resigns his employment or the Company terminates his employment pursuant to Section 5(c), then the Employee shall reimburse the Company (A) the full amount of such signing bonus if the Employee’s employment so terminates on or prior to the one-year anniversary of his start date or (B) a pro rata amount of such signing bonus equal to $200,000 multiplied by the percentage of days following the

Employee’s termination date remaining in such three-year period if the Employee’s employment so terminates after the one-year anniversary of his start date.

4.Term of Employment.  Unless sooner terminated in accordance with Section 5, the initial term of this Agreement shall be one (1) year from the effective date of this Agreement, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 30 days prior to the end of the original or then current renewal term of his or its intention to terminate at the end of such term.

5.Termination/Severance.

(a)If Employee dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs, this Agreement shall be considered terminated on the last day of such month and the Company shall cause any issued but unvested stock options or restricted stock units granted to Employee to immediately vest.

(b)If during the term of this Agreement, Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement upon 30 days’ prior notice thereof to Employee or his duly appointed legal representative. For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed “continuous” notwithstanding Employee’s performance of his duties during such period for continuous periods of less than 15 days in duration.

(c)The Company may terminate this Agreement at any time for Employee’s (1) gross negligence; (2) a material breach of any obligation created by this Agreement; (3) a violation of any policy, procedure or guideline of the Company, or any material injury to the economic or ethical welfare of the Company caused by Employee’s malfeasance, misfeasance, misconduct or inattention to Employee’s duties and responsibilities, or any other material failure to comply with the Company’s reasonable performance expectations, upon notice of the same from the Company and failure to cure such violation, injury or failure within 30 days; or (4) misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, or violation of any state or federal law in the course of his employment; theft or misuse of the Company’s property or time.

(d)The Company may terminate this Agreement at any time for any or no reason upon 15 days’ notice to Employee.

(e)If this Agreement is terminated by the Company prior to the end of the term pursuant to any provision other than Sections 4, 5(a) or 5(c) (the “Termination Date”), then, provided Employee executes the release described in Section 5(f) below and complies with his obligations under the Confidential Information Agreement and Noncompete Agreement incorporated by reference in Sections 6 and 7 of this Agreement:

(i) the Company shall pay to Employee as severance an amount equal to twelve (12) month’s Base Salary, in equal installments, subject to all applicable deductions and withholdings;

(ii) if the Employee timely and properly elects to continue his Company-sponsored group health coverage following the Termination Date pursuant to COBRA, the Company will reimburse Employee each month for his cost to purchase such coverage until the earlier of (A) the date that is twelve (12) months following the Termination Date or (B) the date the Employee ceases to be eligible for such COBRA coverage; and

(iii)  the Company shall cause any issued but unvested options and restricted stock units scheduled to vest in the twelve (12) months following Employee’s Termination Date to immediately vest; provided, however, that this sentence shall not diminish the 100% vesting contemplated by 5(g) below in connection with a Change of Control.

The payments and benefits set forth in Sections 5(e)(i), (ii), and (iii) are collectively referred to as the “Severance Benefits.”

(f)As a condition of receiving the Severance Benefits, the Employee agrees to execute, deliver and not revoke, within sixty (60) days following the Termination Date, a general release in such form as is requested by the Company, such release to be delivered, and to have become fully irrevocable, on or before the end of such sixty (60)-day period.  If such a general release has not been executed and delivered and become irrevocable on or before the end of such sixty (60)-day period, no amounts or benefits under Section 5(e) shall be or become payable. The Company shall pay Employee the Severance Benefits commencing with the first regular payroll period after the release becomes irrevocable; provided, however, that in no event shall the timing of Employee’s execution of the release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, such payment shall be made in the later taxable year.

(g)If, within twelve (12) months following the date a Change of Control occurs, the Company terminates this Agreement other than pursuant to Sections 4, 5(a) or 5(c) above, all outstanding options and restricted stock units granted to Employee as of such event shall immediately vest (to the extent they are not already vested).  For purposes of this Agreement, “Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the persons who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding voting securities (on an as-converted to Common Stock basis) of the (i) resulting, surviving or acquiring entity in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring entity in the case of a sale of assets).  Notwithstanding the foregoing, sale of Company stock pursuant to an initial public offering or follow-on public offering shall not constitute a Change in Control.

(h)The payment to the Employee of the amounts payable under this Section 5 shall constitute the sole remedy of the Employee in the event of a termination of the Employee's employment by the Company that results in payment of benefits under this Section 5.

6.Confidential Information.  This Agreement incorporates by reference all the terms of that certain Proprietary Information and Inventions Agreement dated as of April 18, 2016 between Employee and the Company, as if fully set forth herein.

7.Covenants Not to Compete or Interfere.  This Agreement incorporates all the terms of that certain Noncompete Agreement dated as of April 18, 2016 between Employee and the Company, as if fully set forth herein.  The parties hereby acknowledge that any Severance Benefits paid made under Section 5 of this Agreement shall be consideration for Employee’s covenant not to compete with the Company.

8.Waiver of Breach.  A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

9.Severability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

10.Notices.  All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, addressed as follows: (i) If to the Company: to its principal office at 3122 Sterling Circle, Suite 200, Boulder, Colorado 80301; (ii) If to Employee: to the Employee’s home address listed in the Company’s personnel records, or such other address as either party may hereafter designate by notice as herein provided. Notwithstanding the foregoing provisions of this Section 10, so long as Employee is employed by the Company, any such communication, request, consent or other notice shall be deemed given if delivered as follows: if to the Company, by hand delivery to any executive officer of the Company (other than Employee), and if to Employee, by hand delivery to him.

11.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

12.Waiver of Jury Trial.  EMPLOYEE AND THE COMPANY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EMPLOYEE AND THE COMPANY WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.Assignment.  The Company may assign, without the consent of Employee, its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

14.Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

15.Amendments.  No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

16.Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

17. Section 409A.  Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code or 1986 (the “Code”) and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

Any provision of this Agreement to the contrary notwithstanding, if the Employee is deemed to be a “specified employee” (within the meaning of Section 409A), then with regard to any Severance Benefit or other payment or benefit under this Agreement that is “deferred compensation” (within the meaning of Section 409A) and which is paid as a result of the Employee’s “separation from service” (within the meaning of Section 409A), such payment or benefit shall be made or provided at the date which is the earlier of (A) six (6) months and one (1) day following the date of  Employee’s separation from service, and (B) the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

18.Certain Additional Payments by the Company; Code Section 280G.

(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Employee would receive pursuant to this Agreement ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount.  The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) payments which do not constitute nonqualified deferred compensation subject to Section 409A; (B) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and (C) employee benefits shall be reduced last (but only to the extent such benefits may be reduced under applicable law, including, but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended) and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.  Any reduction shall be made in accordance with Section 409A.

(b)The determinations and calculations required hereunder shall be made by nationally recognized accounting firm that is (i) not be serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any affiliate of such person, and (ii) agreed upon by the Company and Employee  (the “Accounting Firm”).   The

Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.

(c)The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) business days after the date on which right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

19.Clawback.  Any incentive based compensation, or any other compensation, paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Employee specifically authorizes the Company to withhold from future wages any amounts that may become due under this provision; provided, however, nothing in this provision is intended to permit a change in the terms of payment of any deferred compensation subject to Section 409A in any manner that would violate or create a plan failure under Section 409A. This Section 19 shall survive the termination of this Agreement for a period of three (3) years.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be effective as of the day and year first above written.

NIVAILIS THERAPEUTICS, INC.

By:	/s/ Jon Congleton
Name:	Jon Congleton
Title:	Chief Executive Officer
Date:	April 18, 2016

EMPLOYEE

/s/ David Rodman
Name:	David M. Rodman, M.D.
Date:	April 18, 2016

[Signature Page to Employment Agreement]

Nivalis Therapeutics, Inc.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of my employment with Nivalis Therapeutics, Inc. and its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms under this Proprietary Information and Inventions Agreement (this “Agreement”):

1.	Employment

I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment.  I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.  I further acknowledge that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2.	Confidential Information

Definition of Confidential Information.  I understand that “Company Confidential Information” means information that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential.  Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with the Company.  Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information.  By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, business plans, product plans, products or services, and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment with the Company), market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), photographs, negatives, digital images, software, computer programs, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings and engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items that (i) have become publicly known or made generally available prior to the time of disclosure by the Company to me; or (ii) becomes publicly known or made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

Nonuse and Nondisclosure of Confidential Information.  I agree that during and after my employment with the Company, I will hold in strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO, or the Board of Directors of the Company.  Prior to disclosure when compelled by applicable law, I shall provide prior written notice to the President, CEO and General Counsel of the Company (as applicable).  I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, the Company retains all Confidential Information as its sole property.  I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action up to and including immediate termination and legal action by the Company.  I understand that my obligations under this Section 2(b) shall continue after termination of my employment.

Other Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with whom I have an obligation to keep in confidence.  I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Third Party Information.  I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators, their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.  I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding third party confidential information.

3.	Intellectual Property

Assignment of Inventions.  I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company.  I also agree that I will promptly make full written disclosure to Company of any Inventions, and to deliver and assign and hereby irrevocably assign to the Company all of my right, title and interest in and to Inventions.  I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.  I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  To the extent any Intellectual Property is not deemed to be work made for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided on Exhibit A.

Intellectual Property Retained and Licensed.  I have attached hereto as Exhibit A a list of all original works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods and trade secrets that were made by me prior to my employment with the Company (collectively referred to as “Prior Intellectual Property”), that belong to me, that relate to the Company hereunder’s proposed business, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property.  If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and other instruments that the Company shall deem necessary in order to apply for, register and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent and copyright, trademark or domain name registrations thereon with the same legal force and effect as if executed by me.  The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, works of original authorship, photographs, negatives or digital images or in any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities or trade secret information; and (iii) does not result from any work performed by me for the Company; and (iv) does not relate at the time of conception or reduction to practice to the Company's current or anticipated business, or to its actual or demonstrably anticipated research or development.  Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company.  I will advise the Company promptly in writing of any intellectual property that I believe meets the criteria for exclusion set forth herein and is not otherwise disclosed on Exhibit A.

Return of Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or other documents or property, or reproductions of any aforementioned items, developed by me pursuant to my employment with the Company or otherwise belonging to the Company or its successors or assigns.  In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Exhibit B.

4.	Notification of New Employer

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client of my rights and obligations under this Agreement.

5.	No Solicitation of Employees

To the fullest extent permitted under applicable law, I agree that during my employment and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit the employment of, or recruit or otherwise seek to hire, any person who is then employed by the Company or who was employed by the Company within the prior twelve (12)-month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6.	Representations

I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.

7.	Equitable Relief

The Company and I each agree that disputes relating to or arising out of a breach of the covenants contained in this Agreement may cause the Company or me, as applicable, to suffer irreparable harm and to have no adequate remedy at law.  In the event of any such breach or default by a party, or any threat of such breach or default, the other party will be entitled to injunctive relief, specific performance and other equitable relief.  The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

8.	General Provisions

Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of Colorado as they apply to contracts entered into and wholly to be performed within such state.

Entire Agreement.  This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Severability.  If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

Successors and Assigns.  This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.  There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.  Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Proprietary Information and Inventions Agreement as of April 18, 2016.

EMPLOYEE:

		By:	/s/Dave Rodman
		Name:	David M. Rodman, MD

Nivalis Therapeutics, Inc.:

By:	/s/ Jon Congleton
Name:	Jon Congleton
Title:	Chief Executive Officer

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

__X__ No inventions or improvements

____ Additional sheets attached

Date: April 18, 2016	/s/ David Rodman

Signature

Name of Employee (typed or printed)

EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property, or reproductions of any aforementioned items, belonging to Nivalis Therapeutics, Inc. and its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company's Proprietary Information and Inventions Agreement signed by me (the “Agreement”), including the reporting of any Intellectual Property (as defined therein) conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, methods, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully in the Agreement.

Dated:	EMPLOYEE:

By:

Name:

NONCOMPETE AGREEMENT

This NONCOMPETE AGREEMENT (this “Agreement”), effective as of April 18, 2016, is between Nivalis Therapeutics, Inc., a Delaware corporation (the “Company”), and David M. Rodman, M.D. (“Employee”).

RECITALS

A.Employee is or may be employed in an executive, management or professional capacity for the Company.

B.The Employee desires to enter into the employment of the Company.

C.In order to protect the trade secrets and confidential information of the Company and as a condition to employment of Employee, the Company requires that Employee enter into this Agreement.

NOW THEREFORE, in consideration of Employee’s employment with the Company and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Covenants Not to Compete or Interfere.

(a)During the term of Employee’s employment with the Company and for a period of 12 months thereafter, and regardless of the reason for Employee’s termination, Employee shall not, within the United States or within a 50 mile radius of any area where the Company is doing business (including any point of sale of the Company’s products or services) at the time of such termination, directly or indirectly own, manage, operate, control, be employed by or otherwise participate in any commercial pharmaceutical or biotech business that has an active research or development program directed to small molecule, targeted products and services for use in the treatment of cystic fibrosis that are competitive with those of the Company, or is commercializing such services or products (a “Competing Business”).

(b)During the term of Employee’s employment with the Company and for a period of 12 months thereafter, and regardless of the reason for Employee’s termination, Employee shall not (i) cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) actively recruit any employee of the Company to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) on behalf of a Competing Business, solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company which were contacted, solicited or served by Employee while employed by the Company.

(c)Employee acknowledges that through his employment with the Company he will acquire access to information suited to immediate application by a business in competition with the Company.  Accordingly, Employee considers the foregoing restrictions on his future employment or business activities in all respects reasonable.  Employee specifically acknowledges that the Company and its licensees, as well as the Company’s competitors, provide their services throughout the geographic area specified in Section 1(a) above.  Employee therefore specifically consents to the foregoing geographic restriction on competition and believes that such a restriction is reasonable, given the scope of the Company’s business and the nature of Employee’s position with the Company.

(d)Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a)Any contract for the purchase and sale of a business or the assets of a business;

(b)Any contract for the protection of trade secrets;

(c)Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

(d)Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee acknowledges that this Agreement is a contract for the protection of trade secrets under § 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company, and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of § 8-2-113(2)(d).

2.No Employment Contract; Termination.  This Agreement is not an employment contract and by execution hereof the parties do not intend to create an employment contract.  If, through no fault of Employee, the Company liquidates substantially all of its assets, or permanently terminates its operations, Employee’s obligations under Paragraphs 1(a) and 1(b) shall also terminate.

3.Injunctive Relief; Damages.  Upon a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach without posting a bond.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.

4.Attorney’s Fees.  In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs of investigation and litigation.

5.Severability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the law.  Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and in lieu of each provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.  In the event that a court finds any portion of Section 1 to be overly broad, and therefore unenforceable, the parties intend that the court shall modify such portion of paragraph 1 to reflect the maximum restraint allowable, and shall enforce this Agreement and the covenants herein as so modified.

6.Entire Agreement; Governing Law.  This Agreement embodies the entire Agreement between the parties concerning the subject matter hereof and replaces and supersedes any prior or contemporaneous negotiations, oral representations, agreements or understandings among or attributable to the parties hereto.  The provisions of this Agreement shall not limit or otherwise affect Employee’s obligations under the provisions of any agreement with the Company with respect to the nondisclosure of the Company’s confidential information.  This Agreement and all performances hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.

7.Consent to Jurisdiction.  All judicial proceedings brought against Employee arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in this State of Colorado, and by execution and delivery of this Agreement, Employee accepts the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non convenient and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8.Waiver of Jury Trial.  Employee and the Company hereby agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Employee and the Company warrant and represent that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.Amendments; Waiver.  This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto.  No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.Assignment.  The Company may assign its rights and obligations under this Agreement to any subsidiary or affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and Agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee.  Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

11.Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

COMPANY:	NIVALIS THERAPEUTICS, INC.
a Delaware corporation

/s/ Jon Congleton
Name: Jon Congleton
Title: Chief Executive Officer

EMPLOYEE:	/s/ David Rodman
Name: David M. Rodman, M.D.